UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2015

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2015, Teradyne, Inc. (“Teradyne” or “the Company”) entered into a Credit Agreement (the “Credit Agreement”) with Barclays Bank PLC, as administrative agent and collateral agent, and the lenders party thereto. The Credit Agreement provides for a five-year, senior secured revolving credit facility of $350 million (the “Credit Facility”). The Credit Agreement further provides that, subject to customary conditions, the Company may seek to obtain from existing or new lenders incremental commitments under the Credit Facility in an aggregate principal amount not to exceed $150.0 million.

Proceeds from the Credit Facility may be used for general corporate purposes and working capital. At this time, the Company has not borrowed any funds under the Credit Facility.

The interest rates applicable to loans under the Credit Facility are, at the Company’s option, equal to either a base rate plus a margin ranging from 0.00% to 1.00% per annum or LIBOR plus a margin ranging from 1.00% to 2.00% per annum, based on the Consolidated Leverage Ratio (as defined in the Credit Agreement) of the Company and its Restricted Subsidiaries (as defined in the Credit Agreement). In addition, the Company will pay a commitment fee on the unused portion of the commitments under the Credit Facility ranging from 0.125% to 0.350% per annum, based on the then applicable Consolidated Leverage Ratio.

The Company is not required to repay any loans under the Credit Facility prior to maturity, subject to certain customary exceptions. The Company is permitted to prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, other than customary LIBOR breakage costs.

The Credit Agreement contains customary events of default, representations, warranties and affirmative and negative covenants that, among other things, limit the Company’s and its Restricted Subsidiaries’ ability to sell assets, grant liens on assets, incur other secured indebtedness and make certain investments and restricted payments, all subject to exceptions set forth in the Credit Agreement. The Credit Agreement also requires the Company to satisfy two financial ratios measured as of the end of each fiscal quarter: a Consolidated Leverage Ratio and an Interest Coverage Ratio (as defined in the Credit Agreement).

The Credit Facility is guaranteed by certain of the Company’s domestic subsidiaries and collateralized by assets of the Company and such subsidiaries, including a pledge of 65% of the capital stock of certain foreign subsidiaries.

The foregoing description of the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On April 30, 2015, Teradyne issued a press release regarding its financial results for the first quarter ended April 5, 2015. Teradyne’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Credit Agreement among Teradyne, Inc., Barclays Bank PLC, as the administrative agent and collateral agent, and the lenders party thereto dated April 27, 2015

99.1	Press Release dated April 30, 2015 reporting first quarter 2015 financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: May 1, 2015	By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	V.P., Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement among Teradyne, Inc., Barclays Bank PLC, as the administrative agent and collateral agent, and the lenders party thereto dated April 27, 2015

99.1	Press Release dated April 30, 2015 reporting first quarter 2015 financial results

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